As filed with Securities and Exchange Commission on May 28, 2014

Registration No. 333-171796

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Swift Transportation Company

(Exact name of registrant as specified in its charter)

Delaware	20-5589597
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2200 South 75th Avenue, Phoenix, Arizona	85043
(Address of Principal Executive Offices)	(Zip Code)

SWIFT TRANSPORTATION COMPANY 2007 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

James Fry

Executive Vice President, General Counsel and Secretary

2200 South 75th Avenue

Phoenix, Arizona 85043

(602) 269-9700

(Name, address and telephone number (including area code) of agent for service)

With a copy to:

Jeffrey E. Beck

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren

Phoenix, Arizona 85004

(602) 382-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Swift Transportation Company, a Delaware corporation (the “Registrant”) is filing this post-effective amendment to deregister certain securities originally registered pursuant to Form S-8 Registration Statement No. 333-171796, filed on January 21, 2011, pursuant to which the Registrant registered 12,000,000 shares of Common Stock, par value $0.01 (the “Common Stock”) for issuance under the Swift Transportation Company 2007 Omnibus Incentive Plan (the “Former Plan”).

The Registrant has since adopted a new equity incentive plan, the Swift Transportation Company 2014 Omnibus Incentive Plan (the “2014 Plan”) which effectively replaces the Former Plan. As of May 22, 2014 (the “Effective Date”), no future awards will be made under the Former Plan. According to the terms of the 2014 Plan, shares that were available for grant under the Former Plan that were not granted under the Former Plan are available for issuance under the 2014 Plan, including the number of shares that terminate, expire, or lapse for any reason after the Effective Date. The total number of shares available for grant under the Former Plan as of the Effective Date is 5,199,613 shares (the “Carried Forward Shares”). The Carried Forward Shares are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (file no. 333-171796), the Registrant is filing a Registration Statement on Form S-8 to register shares of Common Stock for offer or sale pursuant to the 2014 Plan, including the Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed to reallocate the Carried Forward Shares from the Former Plan to the 2014 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on this 28th day of May, 2014.

SWIFT TRANSPORTATION COMPANY

By	/s/ James Fry
James Fry
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Title	Date

/s/ JERRY MOYES	Director, Chief Executive Officer (Principal Executive Officer)	May 28, 2014
Jerry Moyes

/s/ VIRGINIA HENKELS Virginia Henkels	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 28, 2014

/s/ CARY M. FLANAGAN	Vice President and Corporate Controller	May 28, 2014
Cary M. Flanagan	(Principal Accounting Officer)

/s/ RICHARD H. DOZER	Director	May 28, 2014
Richard H. Dozer

/s/ DAVID VANDER PLOEG	Director	May 28, 2014
David Vander Ploeg

/s/ GLENN BROWN	Director	May 28, 2014
Glenn Brown